Exhibit 99.1

TIMOTHY J. RYAN TO JOIN BOARD OF DIRECTORS OF DIEDRICH COFFEE, INC.

IRVINE, Calif., October 10 — Diedrich Coffee, Inc. (Nasdaq: DDRX), a leading roaster and retailer of gourmet coffee in Southern California, today announced that Timothy J. Ryan has agreed to join the Company’s board of directors effective immediately. Mr. Ryan will serve on the Audit Committee of the Board.

Mr. Ryan previously served the Company as its chief executive officer from November 1997 to October 2000, and he has been a director of Rubio’s Restaurants, Inc. since April 1999. From December 1995 to December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International Inc., of which he was also a senior vice president. From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide and from December 1993 to December 1995 he served as senior vice president of Taco Bell’s Casual Dining Division.

Paul Heeschen, Chairman of the Board of Directors said “Mr. Ryan is exceptionally qualified and we are delighted that he is joining the Board and Audit Committee. His background, knowledge of the Company and marketing expertise will be invaluable to the Company.”

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 201 domestic retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 29, 2005.

CONTACT

Marty Lynch, Chief Financial Officer

(949) 260-1600